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                                                                   EXHIBIT 5.1
October 9, 1998



Natural Wonders, Inc.
4209 Technology Drive
Fremont, California 94538

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 9, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Company's 1993 Outside Directors Stock Option Plan (the "Plan").

As your legal counsel, in connection with this transaction, we have examined the Company's Certificate of Incorporation and Bylaws, the written Plan, records of corporate proceedings with respect to the Plan and such documents as we have deemed necessary in connection with the issuance of the Shares.

Based upon the foregoing examinations and upon applicable laws, we are of the opinion that, upon the receipt by the Company of full payment for the Shares in accordance with the terms and conditions of the Plan, the Shares, when offered and sold in the manner provided for in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and amendments thereto.

Very truly yours,

BAKER & MCKENZIE

/s/ Baker & McKenzie

Baker & McKenzie